Exhibit 4.9

AMENDMENT # 3

THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

AMENDMENT TO THE MASTER SERVICE AGREEMENT FOR REDHILL BIOPHARMA LTD.’S RHB R&D PROGRAM

BY AND BETWEEN:	RedHill Biopharma Ltd., with principle place of business at 21 Ha’arba’a St. Tel-Aviv 64739, Israel (herein referred to as the “Client”),

AND:	7810962 Canada Inc (doing Business under the name “InSymbiosis”), a body politic and corporate, duly incorporated according to the laws of Canada and with principle place of business at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada, (herein referred to as the “Provider”),

The Client and the Provider are, in this Agreement, sometimes individually referred to as “Party” and collectively as the “Parties”.

WHEREAS on 28 April 2011, the Client and the Provider entered into a Master Service Agreement in relation to the Client’s RHB R&D Program (the “MSA”);

WHEREAS WHEREAS the MSA was scheduled to terminate on April 28, 2015 as per amendment 2 and the parties hereby agree to formally extend the term of the MSA until April 28, 2016 (the "Extended Period"); and

WHEREAS the Parties have agreed to certain terms and conditions, the whole as is fully set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Unless specifically set out otherwise in this agreement (the “AMENDMENT AGREEMENT”), the terms of the MSA shall continue to apply.

2.	The parties hereby agree to formally extend the term of the MSA until April 28, 2016.

3.	During the term of the Agreement, PROVIDER will charge CLIENT a monthly project management fee of $US [****]. This monthly project management fee will be payable each quarter, in advance, upon lawful invoice to be provided by the PROVIDER to the CLIENT within 21 days of the beginning of the relevant quarter according to the following payment schedule:

7810962 Canada Inc

CONFIDENTIAL	2

•	Payment 1: May 2015 to July 2015
•	Payment 2: August 2015 to October 2015
•	Payment 3: November 2015 to January 2015
•	Payment 4: February 2015 to April 2016

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first herein above mentioned.

REDHILL BIOPHARMA Ltd.

/s/ Dror Ben-Asher	/s/ Ori Shilo
Per: Dror Ben-Asher	Per: Ori Shilo
Title: CEO	Title: VP Finance and Operation
Date: May 21, 2015	Date: May 21, 2015

PARTY OF THE FIRST PART

7810962 Canada Inc.

Per:     Alain Guimond

Title:   Senior Director of R&D

Date:   12May2015

PARTY OF THE SECOND PART

7810962 Canada Inc